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                                                            EXHIBIT 99.2


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                          PLEDGE AND SECURITY AGREEMENT

                                     between

                               MEI HOLDINGS, L.P.

                                    as Debtor

                                       and

                        NOMURA ASSET CAPITAL CORPORATION


                               Dated June 5, 1997


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
      ARTICLE I

                                  DEFINITIONS..............................  1

            Section 1.1       Definitions..................................  1
            Section 1.2       Principles of Construction...................  1

      ARTICLE II

                              OBLIGATIONS SECURED..........................  2

            Section 2.1       Obligations Secured..........................  2

      ARTICLE III

                       GRANT OF SECURITY INTEREST, ETC.....................  2

            Section 3.1       Collateral Assignment, Pledge and Grant
                                of Security Interest.......................  2
            Section 3.2       Delivery of Collateral and
                                Related Evidence...........................  3
            Section 3.3       Distributions................................  4
            Section 3.4       Voting Power, Etc............................  4
            Section 3.5       No Assumption................................  4
            Section 3.6       Securities Laws..............................  4

      ARTICLE IV
                               EVENTS OF DEFAULT...........................  5

            Section 4.1       Events of Default............................  5

      ARTICLE V

                                   REMEDIES................................  5

            Section 5.1       Remedies.....................................  5
            Section 5.2       Purchasers of Collateral.....................  6
            Section 5.3       Sale.........................................  6
            Section 5.4       Appointment of Attorney-in-Fact..............  6
            Section 5.5       Limitation of Secured Party's Liability......  7
            Section 5.6       Waiver of Rights.............................  7
            Section 5.7       Recourse.....................................  8
            Section 5.8       Securities Restrictions......................  8
            Section 5.9       Application of Proceeds......................  9
            Section 5.10      Remedies Cumulative..........................  9


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      ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES..................... 10

            Section 6.1       Representations and Warranties
                                of the Debtor.............................. 10

      ARTICLE VII

                                   COVENANTS............................... 11
            Section 7.1       Covenants of the Debtor...................... 11

      ARTICLE VIII

                                 MISCELLANEOUS............................. 13
            Section 8.1       Effective Date............................... 13
            Section 8.2       Duties of the Secured Party.................. 13
            Section 8.3       Notices...................................... 14
            Section 8.4       Severability................................. 15
            Section 8.5       Separate Counterparts........................ 15
            Section 8.6       Successors and Assigns....................... 15
            Section 8.7       Amendments, Waivers, Etc..................... 16
            Section 8.8       Headings..................................... 16
            Section 8.9       Governing Law:  Forum Selection;
                                Submission to Jurisdiction................. 16
            Section 8.10      References to Other Documents................ 16
            Section 8.11      Indemnity.................................... 16
            Section 8.12      Termination.................................. 16


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                          PLEDGE AND SECURITY AGREEMENT

            THIS PLEDGE AND SECURITY AGREEMENT is made on June 5, 1997, between MEI HOLDINGS, L.P., a Delaware limited partnership with its principal place of business and chief executive office at c/o The Hampstead Group, Texas Commerce Tower, 2200 Ross Ave., Suite 4200-W, Dallas, Texas 75201 ("the Debtor"), and NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation with offices at Two World Financial Center, Building B, New York, New York 10281, (the "Secured Party").

                              W I T N E S S E T H:

            WHEREAS, Debtor and the Secured Party are parties to that certain Loan Agreement, dated as of the date hereof (as modified, supplemented, amended or restated from time to time in accordance with the terms thereof, the "Loan Agreement"), pursuant to which the Secured Party has agreed to provide a Loan to Debtor in aggregate outstanding principal amount not to exceed $10,000,000;

            WHEREAS, the Debtor owns approximately 81% of all of the outstanding common stock of Malibu;

            WHEREAS, it is a condition precedent to the Secured Party making the Loan to Debtor under the Loan Agreement that the Loan be secured by the collateral provided under this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1 Definitions. Capitalized terms used herein, and not otherwise defined herein (including within Annex A hereof), shall have the respective meanings specified in the Loan Agreement.

            Section 1.2 Principles of Construction. All references to articles, sections, schedules, and exhibits are to articles, sections, schedules and exhibits in or to this Agreement unless otherwise specified. Unless otherwise specified, the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this


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Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II

                               OBLIGATIONS SECURED

            Section 2.1 Obligations Secured. This Agreement is made by the Debtor for the benefit of the Secured Party, to secure the following:

                  (i) any and all obligations of Debtor under the Loan Agreement, including, without limitation, Debtor's obligation under the Note and any and all other obligations of Debtor to make payments to the Secured Party in accordance with the terms of the Loan Agreement;

                  (ii) the payment or reimbursement, as the case may be, of any and all sums incurred or advanced by the Secured Party, pursuant to this Agreement in order to preserve the Collateral or to preserve the Secured Party's interest in the Collateral; and

                  (iii) the payment or reimbursement, as the case may be, of any and all reasonable out-of-pocket costs and expenses actually incurred or paid by the Secured Party, in connection with any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Debtor referred to in clauses (i) or (ii) of this Section 2.1, or any exercise by the Secured Party of its rights hereunder or under any of the other Loan Documents (including, without limitation, underwriting fees or discounts and any other costs and expenses of re-taking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral), together with reasonable attorneys' fees and disbursements, court costs and other expenses actually incurred.

All such obligations, liabilities, sums and expenses set forth in clauses (i) through (iii) of this Section 2.1 are hereinafter collectively referred to as the "Obligations."

                                   ARTICLE III

                        GRANT OF SECURITY INTEREST, ETC.

            Section 3.1 Collateral Assignment, Pledge and Grant of Security Interest. To secure the payment and performance of all the Obligations, the Debtor does hereby collaterally assign, convey, mortgage, pledge, hypothecate and transfer, and does


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hereby grant a continuing security interest in, all of the Debtor's right, title and interest in the following, whether now existing or hereafter from time to time acquired (collectively, the "Collateral") to the Secured Party:

            (i) the Pledged Interest;

            (ii) all right, title and interest of the Debtor, arising out of, as a result of or in connection with the Pledged Interest;

            (iii) all payments due or to become due to the Debtor after the date hereof, arising out of, as a result of or in connection with the Pledged Interest, whether as dividends or distributions of cash or property or otherwise (collectively, the "Distributions") and all of the Debtor's rights arising out of, as a result of or in connection with the Pledged Interest, whether now existing or hereafter arising or acquired, to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Interest (including, without limitation, to make determinations, to exercise any election (including, without limitation, election of remedies) or option, or to give or receive any notice, consent, amendment, waiver or approval), together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing, to enforce or execute any checks or other instruments or orders, to file any claims and to take any action which, in the opinion of the Secured Party, may be necessary or advisable in connection with any of the foregoing; and

            (iv) all proceeds of any and all of the foregoing and all increases, substitutions, replacements, additions, and accessions thereto (including the 1,000,000 shares of common stock of Malibu owned by the Debtor on the date hereof and pledged to another financial institution on the date hereof, upon the release, if any, of such shares from such pledge).

            Section 3.2 Delivery of Collateral and Related Evidence. On the Closing Date, the Debtor shall deliver to the Secured Party (A) the Pledged Interest, (B) the originals of all stock certificates representing the Pledged Interest together with stock powers duly executed in blank, (C) such UCC financing statements, executed by the Debtor and in a form ready for filing, as may be necessary or desirable to perfect the first priority security interests in the Collateral granted to the Secured Party pursuant to this Agreement, (D) satisfactory evidence that all other filings, recordings, registrations and other actions the Secured Party deems necessary or desirable to establish, preserve and perfect the security interests granted to the Secured Party pursuant to this Agreement shall have been made, and (E) such other documents, including execution copies of the Loan Documents and incumbency certificates of the Debtor, as


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the Secured Party may deem necessary or desirable in connection herewith.

            Section 3.3 Distributions. All distributions that are paid on the Pledged Interest shall be payable to the Secured Party and held by the Secured Party, in accordance with the terms of this Agreement, as additional collateral for the Obligations.

            Section 3.4 Voting Power, Etc. Unless an Event of Default shall have occurred and be continuing, the Debtor shall be entitled to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Interest (including, without limitation, to make determinations, to exercise any election or option, or to give or receive any notice, consent, amendment, waiver or approval), provided that no vote shall be cast nor any approval, consent, waiver or ratification given, nor any power pertaining to the Pledged Interest exercised, nor any other action taken, which would violate or be inconsistent with the terms of this Agreement or any of the other Loan Documents, or which would have the effect of impairing the position or interests of the Secured Party, or could reasonably be expected to have a material adverse effect on the ability of the Debtor to perform its obligations hereunder or under any other Loan Document.

            Section 3.5 No Assumption. Notwithstanding any of the foregoing, whether or not an Event of Default shall have occurred, and whether or not the Secured Party elects to foreclose or otherwise realize on its security interest in the Collateral as set forth herein or exercise any of its rights under this Agreement or any of the other Loan Documents or otherwise, neither this Agreement, receipt by the Secured Party of any Distributions, the foreclosure or other realization by the Secured Party of the security interest in the Collateral nor any exercise by the Secured Party of any of its rights under this Agreement or the other Loan Documents or otherwise, shall in any way be deemed to obligate the Secured Party to assume any of the Debtor's obligations, duties, expenses or liabilities with respect to the Collateral or any agreement relating thereto, and in the event of any such foreclosure, realization or other exercise of rights, the Debtor shall remain bound and obligated to perform such obligations and the Secured Party shall not be deemed to have assumed any of such obligations.

            Section 3.6 Securities Laws. Nothing herein is intended, or shall be interpreted, to require or permit any sale of the Collateral in violation of any rule or regulation of the United States Securities and Exchange Commission or any state "blue sky" or real estate syndication laws.


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                                   ARTICLE IV

                                EVENTS OF DEFAULT

            Section 4.1 Events of Default. The occurrence of any of the events described in Annex B hereto shall constitute an event of default hereunder (individually an "Event of Default" and collectively the "Events of Default"), whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority.

                                    ARTICLE V

                                    REMEDIES

            Section 5.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Secured Party may declare all Obligations to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice (except in the case of notice which is expressly required to be given hereunder or under the other Loan Documents), all of which are hereby waived by the Debtor, and the Secured Party may exercise all the rights, powers and remedies vested in it (whether vested in it by this Agreement or any other Loan Document or by law) for the protection and enforcement of its rights in respect of the Collateral, including, without limitation, the following rights, which the Debtor hereby agrees to be commercially reasonable:

                  (i) to receive directly all amounts payable in respect of the Collateral;

                  (ii) to transfer all or any part of the Pledged Interest into the Secured Party's name or the name of its nominee(s) or designee(s);

                  (iii) to vote all or any part of the Pledged Interest (whether or not transferred into the name of the Secured Party) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof; and

                  (iv) at any time or from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell (or of the time or place of sale or adjournment thereof) or to redeem or


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      otherwise (all of which are, to the extent permitted by law, hereby waived by the Debtor), for cash or credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Secured Party in its absolute discretion may determine. The Debtor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Secured Party may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. To the fullest extent permitted by law, the Secured Party shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall it be under any obligation to take any action whatsoever with regard thereto.

            Section 5.2 Purchasers of Collateral. Upon any sale of the Collateral by the Secured Party hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Secured Party or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Secured Party or such officer or be answerable in any way for the misapplication or nonapplication thereof.

            Section 5.3 Sale. The Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Secured Party may adjourn any public or private sale from time to time and such sale may be made at the time' and place to which it was so adjourned. The Debtor agrees that to the extent notice of any such sale or an adjournment thereof is required by law (notwithstanding the waiver of such notice herein) and the applicable statutes do not specify the minimum notice period required, the Secured Party need not give more than 10 days' notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.

            Section 5.4 Appointment of Attorney-in-Fact. The Debtor hereby appoints the Secured Party, effective upon an Event of Default (but only for so long as such Event of Default is continuing), as the Debtor's attorney-in-fact, with full power of substitution for the purposes specified in, or contemplated by, this Agreement. Such appointment is irrevocable and coupled with an interest. As attorney-in-fact, the Secured Party may (in


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addition to the actions specified in other provisions of this Agreement), in the name, place and stead of the Debtor, make and execute all conveyances, assignments and transfers of the Collateral sold pursuant hereto, and the Debtor hereby ratifies and confirms all that the Secured Party, as attorney-in-fact, shall do by virtue hereof. Nevertheless, the Debtor shall, if so requested by the Secured Party, ratify and confirm any sale or sales by executing and delivering to the Secured Party, or to such purchaser or purchasers, all such instruments as may, in the reasonable judgment of the Secured Party, be advisable for the purpose.

            Section 5.5 Limitation of Secured Party's Liability. The Secured Party shall incur no liability as a result of the manner or terms of sale of the Collateral, or any part thereof, at any public or private sale conducted during the continuance of an Event of Default in a manner and on terms that are commercially reasonable. The Debtor hereby waives, to the fullest extent permitted by applicable law, any claims against the Secured Party arising by reason of the fact that the price at which the Collateral, or any part thereof, may have been sold at a private sale was less than the price which might have been obtained at public sale or was less than the aggregate amount of the Obligations, even if the Secured Party accepts the first offer received which the Secured Party in good faith deems to be commercially reasonable under the circumstances and does not offer the Collateral to more than one offeree. To the extent permitted by law, the Debtor shall have the burden of proving that any such sale of the Collateral was conducted in a commercially unreasonable manner.

            Section 5.6 Waiver of Rights. The Debtor hereby waives to the fullest extent permitted by law: (i) presentment, demand, protest or any notice (except in the case of notice which is expressly required to be given under this Agreement or the other Loan Documents) of any kind in connection with this Agreement, the other Loan Documents and the Collateral; (ii) trial by jury;
(iii) notice in connection with the Secured Party's retention, taking possession or disposition of any of the Collateral, including, without limitation, any and all prior notice for any prejudgment remedy or remedies; (iv) all claims, damages and demands occasioned by such retention, taking of possession or disposition; (v) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Secured Party's rights hereunder; and (vi) all rights, if any, of redemption, appraisement, valuation, marshalling, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or any of the other Loan Documents or the absolute sale of the Collateral or any portion thereof. In furtherance of the foregoing, the Debtor agrees upon request of the Secured Party to either waive or exercise within ten
(10)


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days following written request from the Secured Party, any right of redemption the Debtor may have at law or in equity with respect to the Collateral that may not lawfully be waived and if the Debtor shall elect to exercise such right of redemption, the Debtor shall, within three (3) days following the exercise of such right of redemption, deliver to the Secured Party any and all amounts of principal and any accrued interest in respect of the Loan and the Note and all other Obligations due and payable with respect to the Guaranty. If the Debtor fails to waive or exercise such right of redemption within ten (10) days following such written request from the Secured Party, the Debtor shall be deemed to have waived its right of redemption and the Secured Party shall have the right in its sole and absolute discretion to execute, as attorney-in-fact for the Debtor, an instrument on the Debtor's behalf waiving any such right of redemption.

            Any sale of, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Debtor therein and thereto, and shall be a perpetual bar both at law and in equity against the Debtor and against any and all Persons claiming or attempting to claim the Collateral so sold or realized upon, or any part thereof, from, through or under the Debtor. Any grant of an option to purchase any Collateral during the continuance of an Event of Default shall be binding on the Debtor notwithstanding any right of redemption of the Debtor.

            Section 5.7 Recourse. (i) The Obligations are full recourse obligations of the Debtor. If the sale or other disposition of the Collateral fails to satisfy all of the Obligations in full, the Debtor shall be liable for the deficiency.

            (ii) Anything contained herein, or in any other Loan Document to the contrary notwithstanding, no recourse shall be had for the Obligations against any partner, agent, director, officer, or employee of the Debtor. It is understood that the preceding sentence shall not (A) in the event of any malfeasance, such as fraud, misappropriation of funds or intentional misrepresentation, estop the Secured Party from instituting or prosecuting a legal action or proceeding or otherwise making a claim against the person or persons committing such malfeasance, and (B) constitute a waiver, release or discharge of any Obligation, and the same shall continue until paid or discharged in full.

            Section 5.8 Securities Restrictions. The Debtor understands that compliance with the Federal Securities Laws may very strictly limit the course of the Secured Party's conduct if the Secured Party were to attempt to dispose of all or any part of the Collateral and may also limit the extent to which or the manner in which any subsequent transferee of any Collateral may


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dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Secured Party in any attempt to dispose of all or any part of the Collateral under applicable "blue sky" or other state securities laws or similar laws analogous in purpose or effect. Accordingly, the Debtor agrees that if the Secured Party is entitled hereunder to sell Collateral and at the time of such sale the Secured Party, in its sole discretion, deems any of the Collateral restricted securities, (i) the Secured Party shall be entitled to place all or any part of such Collateral for private placement by an investment banking firm or other financial institution, that any such investment banking firm or other financial institution may purchase all or any part of such Collateral for its own account, and that the Secured Party shall be entitled to place all or any part of such Collateral privately with a purchaser or purchasers who shall represent and agree that such Collateral is being purchased for its or their own account and not with a view to the distribution thereof within the meaning of the Federal Securities Laws, and (ii) the Secured Party shall have the right, but not the obligation, to cause the Pledged Interest to be sold or placed in a public or private sale.

            Section 5.9 Application of Proceeds. Except as provided in Section
3.3 hereof, the proceeds of any Distributions received by the Secured Party during the continuation of an Event of Default, and the proceeds of any collection, recovery, receipt, appropriation, realization or sale pursuant to this Agreement shall be applied, as follows, without duplication:

            First, to the costs and expenses actually incurred in connection therewith (including, without limitation, reasonable attorneys' fees and disbursements, court costs and other expenses);

            Second, to any sums advanced hereunder;

            Third, to the payment of any and all amounts payable to the Secured Party under the Loan Agreement;

            Fourth, to the payment of any other Obligations then due and owing; and

            Fifth, if no other Obligation is then outstanding, any surplus then remaining shall be paid to the Debtor.

            Section 5.10 Remedies Cumulative. No right, power or remedy herein or in the other Loan Documents conferred upon or reserved to the Secured Party is intended to be exclusive of any other right, power or remedy; every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder, under the other Loan Documents or now or hereafter existing at


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law or in equity or otherwise; and the assertion or employment of any such right, power or remedy shall not prevent the concurrent assertion or employment of any other such right, power or remedy. No delay by or failure of the Secured Party, to exercise any such right, power or remedy following the occurrence of an Event of Default shall impair any such right, power or remedy or be construed to be a waiver of such Event of Default or an acquiescence therein, and every such right, power and remedy may be exercised from time to time, and as often as shall be deemed expedient, by the Secured Party. In case the Secured Party shall have instituted any action or proceeding to enforce any such right, power or remedy by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Secured Party, then and in every such case the Debtor and the Secured Party shall be restored to their former positions and rights hereunder with respect to the Collateral and all rights, powers and remedies of the Secured Party shall continue as if no such action or proceeding had been instituted. If the Debtor fails to perform any other of the Obligations, the Secured Party may perform, or cause performance of, the same and the reasonable expenses of the Secured Party incurred in connection therewith shall be payable by the Debtor on demand and secured hereby.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

            Section 6.1 Representations and Warranties of the Debtor. In order to induce the Secured Party to enter into this Agreement, the Debtor represents and warrants to the Secured Party as follows:

                  (i) the Debtor is the legal, record and beneficial owner of, and has good title to, the Pledged Interest and the other Collateral related thereto, subject to no Lien (other than the Liens created by this Agreement);

                  (ii) all instruments and stock or other certificates representing the Pledged Interest have been delivered to the Secured Party simultaneously herewith, including, stock powers duly executed in blank.

                  (iii) the Debtor has full power, authority and legal right to execute and deliver this Agreement and the other Loan Documents to which it is a party and to pledge the Collateral to the Secured Party pursuant to this Agreement;

                  (iv) this Agreement creates, in favor of the Secured Party and as security for the Obligations, a valid


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      and enforceable first-priority perfected Lien on all of the Collateral, subject to no Lien in favor of any other Person;

                  (v) no consent, filing, recording or registration is required to perfect the Lien purported to be created by this Agreement except such as are contemplated by this Agreement;

                  (vi) each of this Agreement and the other Loan Documents to which the Debtor is party constitutes its legal, valid and binding obligation enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

                  (vii) the Debtor's principal place of business and chief executive office is at the address as set forth in the introductory paragraph of this Agreement.

                                   ARTICLE VII

                                    COVENANTS

            Section 7.1 Covenants of the Debtor. In order to induce the Secured Party to enter into this Agreement, the Debtor covenants and agrees as follows:

                  (i) the Debtor will defend the Secured Party's right, title, claim of possession and Lien in and to the Collateral against the claims and demands of all Persons, except as permitted in clause (iii) below; and the Debtor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Secured Party as Collateral hereunder;

                  (ii) the Debtor shall promptly deliver to the Secured Party share certificates or other documents representing the Pledged Interest, together with stock powers duly executed; if at any time the Secured Party notifies the Debtor that it requires additional stock powers with respect to the Pledged Interest endorsed in blank, the Debtor shall promptly execute in blank and deliver such stock powers to the Secured Party;

                  (iii) the Debtor will pay and discharge all Liens, charges, claims, taxes and other governmental charges, and all contractual obligations requiring the payment of money, before such become overdue, that may affect the Collateral or any portion thereof, unless (but


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      only to the extent that) (a) such payment is being contested in good faith and in accordance with law, and (b) the failure to make such payment cannot result in the loss of the Collateral or any portion thereof;

                  (iv) upon demand by the Secured Party, the Debtor shall pay, or cause to be paid, all reasonable fees and expenses actually incurred by the Secured Party in connection with the preparation and negotiation of the Loan Documents, the amendment or modification of the Loan Documents and the prosecution or defense of any action or proceeding or other litigation affecting or relating to the Loan Documents (including, without limitation, reasonable attorneys' fees and disbursements); and the Secured Party may pay any of such fees and expenses and any amounts so paid shall be secured by this Agreement;

                  (v) the Debtor agrees that it will join with the Secured Party in executing and, at its own expense, file and refile under the UCC such financing statements, continuation statements and other documents in such offices as the Secured Party may reasonably deem necessary or desirable and wherever required or permitted by law in order to perfect and preserve the Secured Party's security interest in the Collateral and hereby authorizes the Secured Party to file financing statements and amendments thereto relative to all or any part of the Collateral without the signature of the Debtor where permitted by law, and agree to do such further acts and things and to make, execute and deliver to the Secured Party such additional conveyances, assignments, agreements, instruments and financing statements as the Secured Party may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to further assure and confirm unto the Secured Party its rights, powers and remedies hereunder, and if the Debtor shall fail to execute any such additional conveyances, assignments, agreements, instruments or financing statements, the Secured Party, as attorney-in-fact for the Debtor, may in the name, place and stead of the Debtor, make, execute and deliver any of the foregoing, provided, however, that none of the foregoing shall relieve the Debtor of its responsibility for such filings and perfection;

                  (vi) upon demand by the Secured Party, the Debtor shall furnish to the Secured Party such proof or evidence as the Secured Party may reasonably request from time to time with respect to (a) the continuing correctness of the representations and warranties set forth herein as of the date made, (b) compliance with and performance by the Debtor of the covenants contained herein, and (c) such other matters with respect to the transactions contemplated hereby as the Secured Party shall reasonably request;

                  (vii) the Debtor shall promptly, upon becoming aware thereof, notify the Secured Party in writing of any condition or event that constitutes a Default or an Event of Default;

                  (viii) the Debtor shall notify the Secured Party in writing at least twenty (20) Business Days prior to the date the Debtor changes its principal place of business or chief executive office, which notice shall set forth the full and complete new address of the principal place of business or chief executive office of the Debtor; and

                  (ix) the Debtor will not, directly or indirectly, sell, convey, transfer, assign, encumber or otherwise dispose of, grant rights with respect to, or mortgage or create a security interest in any of the Collateral (or any associated options, rights or interests).

                                  ARTICLE VIII

                                  MISCELLANEOUS

            Section 8.1 Effective Date. Prior to the initial borrowing under the Loan Agreement, all of the following conditions shall be satisfied:

                  (i) the Secured Party shall have received each of the items specified in Section 3.2 hereof;

                  (ii) the Secured Party shall have received all of the instruments, documents, certificates and agreements required to be delivered to the Secured Party hereunder on or before the Closing Date, including, without limitation, UCC financing statements, and the Debtor shall have performed all other actions required to be performed by the Debtor on or before the Closing Date.

            Section 8.2 Duties of the Secured Party. (a) The Secured Party shall be obliged to perform such duties and only such duties as specifically are set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Secured Party.

                  (b) Any corporation into which the Secured Party may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which it shall be a party, or any corporation succeeding to its business, shall succeed to all rights, obligations and immunities hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

                  (c) No provision of this Agreement shall require the Secured Party to advance, expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights and powers hereunder.

                  (d) The Secured Party makes no representation as to the validity, value, genuineness or the collectability of any Collateral, security or other document or instrument held by or delivered to it.

                  (e) The Secured Party shall not be called upon to advise any party as to the selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

                  (f) The Secured Party shall not be deemed to be a fiduciary in performing its duties under this Agreement.

            Section 8.3 Notices. All notices, approvals, demands, requests, consents and other communications provided for hereunder shall be in writing, shall refer to this Agreement, and shall be delivered by hand or by facsimile transmission or sent by registered or certified mail, return receipt requested, or by overnight courier service to the recipient at the address set forth below:

            If to the Debtor to:

            MEI HOLDINGS, L.P.
            c/o The Hampstead Group
            Texas Commerce Tower
            2200 Ross Ave., Suite 4200-W
            Dallas, Texas 75201
            Attn:  Daniel A. Decker
              Fax #:  214-220-4949

            with a copy to:

            Jones, Day, Reavis & Pogue
            599 Lexington Avenue
            New York, New York 10022
            Attn:  Robert A. Profusek, Esq.
              Fax #:  212-755-7306

            If to the Secured Party to:

            Nomura Asset Capital Corporation
            Two World Financial Center
            Building B
            New York, New York 10281
            Attn:  Raymond Anthony
              Fax #:  212-667-1666

            with a copy to Secured Party's Counsel:

            Weil Gotshal & Manges LLP
            767 Fifth Avenue
            New York, New York 10153-0119
            Attn:  J. Philip Rosen, Esq.
              Fax #:  212-310-8007

or, at such other address or facsimile number as shall be designated by a party in a written notice to the other party. All such notices and other communications shall be deemed given and effective: (a) when sent by mail, on the second Business Day after the date deposited in the United States mail, (b) when sent by overnight courier, on the next Business Day after delivery to the courier service, and (c) when delivered by hand or transmitted by facsimile, on the date of delivery or transmission, as the case may be.

            Section 8.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction or invalidate any other provision of this Agreement in such or any other jurisdiction.

            Section 8.5 Separate Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

            Section 8.6 Successors and Assigns. The Debtor may not assign its rights or obligations hereunder without the prior written consent of the Secured Party. The Secured Party shall have the right to assign or transfer its rights under this Agreement without limitation. Any assignee or transferee of the Secured Party shall be entitled to all the benefits afforded the Secured Party under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            Section 8.7 Amendments, Waivers, Etc. This Agreement may be amended, and compliance with any provision hereof may be waived, but only in a written instrument signed by the Debtor and the Secured Party.

            Section 8.8 Headings. The headings of the various Sections herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

            Section 8.9 Governing Law: Forum Selection; Submission to Jurisdiction. (i) This Agreement, and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the law of the State of New York without regard to choice of law or principles of conflicts of law.

                  (ii) Each of the Debtor and the Secured Party hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in the Borough of Manhattan in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Debtor and the Secured Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

            Section 8.10 References to Other Documents. All defined terms used in this Agreement which refer to other documents shall be deemed to refer to such other documents as they may be amended from time to time, provided such documents were not amended in breach of a covenant contained in this Agreement or any of the other Loan Documents.

            Section 8.11 Indemnity. (a) The Debtor shall indemnify the Secured Party (including its directors, officers, employees and agents) and hold it (and them) harmless from and against any and all losses, liability, penalties, actions, suits, judgments, demands, damages, costs and expenses, including reasonable attorneys' fees and expenses, arising out of or in connection with the failure by the Debtor to perform its obligations under this Agreement, unless arising solely from the gross negligence or willful misconduct of the Secured Party or the person seeking indemnification. This indemnity shall survive the termination of this Agreement and the assignment of the Secured Party's interest hereunder.

            Section 8.12 Termination. Upon payment in full of the Obligations (as defined in the Loan Agreement), this

Agreement shall terminate, and the Secured Party, at the request and expense of the Debtor, will execute and deliver to the Debtor instruments prepared by the Debtor (including UCC-3 termination statements) acknowledging the termination of this Agreement, and will duly assign, transfer and deliver to the Debtor (without recourse and without any representation or warranty, other than a representation that the Collateral is free from any Liens attributable to the Secured Party) such of the Collateral as may be in possession of the Secured Party and has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

                            [signature page follows]

            IN WITNESS WHEREOF, this Pledge and Security Agreement has been duly signed and delivered as of the day and year first above written.


                              MEI HOLDINGS, L.P., a Delaware limited
                              partnership

                              By: MEI GENPAR, L.P.
                               its general partner

                                    By:   HH GenPar Partners, its
                                          general partner

                                          By:   Hampstead Associates,
                                                Inc., a managing general
                                                partner


                                          By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                    NOMURA ASSET CAPITAL CORPORATION,
                                    as the Secured Party


                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                                                         ANNEX A

            "Agreement" shall mean this Pledge and Security Agreement, as modified, supplemented or amended from time to time.

            "Bankruptcy Code" shall mean Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto.

            "Business Day" shall mean any day excluding Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions are authorized or permitted by law or other government action to be closed in the State of New York.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "Collateral" shall have the meaning assigned to such term in Section
3.1 of this Agreement.

            "Default" shall mean any event, act or condition which, with notice or expiration of any applicable grace period, or both, would constitute an Event of Default.

            "Distributions" shall have the meaning assigned to such term in
Section 3.l(iii) of this Agreement.

            "Event of Default" shall have the meaning assigned to such term in
Section 4.1 of this Agreement.

            "Federal Securities Laws" shall have the meaning ascribed to such term in Section 5.8 of this Agreement.

            "Lien" shall mean with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

            "Malibu" shall mean Malibu Entertainment Worldwide,
Inc., a Georgia corporation.

            "Obligations" shall have the meaning ascribed to such term in
Section 2.1 of this Agreement.

            "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

            "Pledged Interest" shall mean the 38,323,513 shares of common stock, without par value, of Malibu, owned by the Debtor and pledged to the Secured Party on the date hereof.

            "UCC" shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or any other applicable jurisdiction.

                                                                         ANNEX B

                  (i) The Debtor shall default in the performance of any of its obligations in this Agreement and such default shall continue unremedied for a period of five (5) days after notice thereof to the Debtor by the Secured Party; or

                  (ii) An Event of Default under the Loan Agreement shall occur; or

                  (iii) Except for expiration in accordance with its terms, any of the Loan Documents shall be terminated or shall cease to be in full force and effect, for whatever reason (other than due to the action or inaction of the Secured Party).